PROMISSORY NOTE

$1,100,000.00                                                New York, New York
                                                                   May 18, 2005

            FOR VALUE RECEIVED, ROO Group, Inc. (the "Maker"), a Delaware corporation with an office located at 62 White Street, Suite 3A, New York, NY 10013, hereby promises to pay Robert Petty (the "Payee"), an individual with an address at 500 East 77th Apt 1015 New York, New York USA 3145, the principal sum of One Million One Hundred Thousand Dollars ($1,100,000.00) plus any accrued interest thereon in lawful money of the United States on December 31, 2005 (the "Maturity Date").

            Maker further promises to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum, such interest to be paid monthly beginning June 1, 2005. Interest shall be calculated on the basis of a 360-day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the state of New York.

            This Note can be prepaid in whole or in part at any time without the consent of the Payee provided that Maker shall pay all accrued interest on the principal so prepaid to date of such prepayment.

            The Maker agrees to pay the holder all pre approved expenses relating to obtaining and executing this Note.

            The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

            a. The suspension from listing, without subsequent listing on any one of, or the failure of the Maker's common stock to be listed on at least one of the OTC Bulletin Board, American Stock Exchange, Nasdaq National Market, Nasdaq SmallCap Market or The New York Stock Exchange for a period of five (5) consecutive trading days;

            b. The filing of a lien, the issuance of a levy or execution, or the seizure, attachment or garnishment, or the entry of judgment on or against Maker or any of Maker's property which shall not be released, satisfied of record or bonded within twenty (20) days thereafter, except liens which exist as the date hereof or liens to which the Payee shall consent;

            c. The Maker has failed to pay the principal and any accrued and unpaid interest on the Maturity Date;

            d. the Maker shall (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness for borrowed money (other than the indebtedness hereunder) the aggregate principal amount of which indebtedness is in excess of $100,000 or (B) default in the observance or performance of any other agreement or condition relating to any indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity;

            e. The Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic),
(vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

            f. A proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i),
(ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days.

            The obligations under this Note shall be secured by all assets of the Maker, including, but not limited to: all personal and fixture property of every kind and nature, including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including accounts receivable), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles).

            All rights and remedies available to the Payee pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.


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

            The Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

            This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged. The Maker hereby authorizes the Payee to complete this Note and any particulars relating thereto according to the terms of the indebtedness evidenced hereby.

            It is understood by the Maker and Holder that this Note shall be subordinate to those certain Callable Secured Convertible Notes issued by the Maker to AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC dated as of September 10, 2004, November 23, 2004 and February 3, 2005.

            In the  event of any  litigation  with  respect  to the  obligations evidenced by this Note, the Maker waives the right to a trial by jury and all rights of set-off and rights to interpose permissive counterclaims and cross-claims. This Note shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the successors, assigns, heirs, administrators and executors of the Maker and inure to the benefit of the Payee, his successors, endorsees, assigns, heirs, administrators and executors.

            The Maker hereby irrevocably consents to the jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York in connection with any action or proceeding arising out of or relating to this Note. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


                                     ROO GROUP, INC.


                                     By:   /s/ Robin Smyth
                                           -------------------------------------
                                     Name:     Robin Smyth
                                           -----------------------------
                                     Title:    Chief Financial Officer
                                           -----------------------------

ATTEST:

/s/ Lina Nguyen
--------------------

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